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                                                                Exhibit 99.1

CONTACT:

KENT HEYMAN                                               AL PALOMBO
CHIEF EXECUTIVE OFFICER                                   INVESTOR RELATIONS
SERVICEWARE TECHNOLOGIES, INC.                            CAMERON ASSOCIATES
(412) 222-4450 EXT.1236                                   (212) 554-5488
kheyman@serviceware.com                                   al@cameronassoc.com
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                 SERVICEWARE PROVIDES UPDATE ON YEAR END RESULTS

      COMPANY DELIVERS YEAR OF GROWTH WITH POSITIVE CASH FLOW, CLOSES THREE CONSECUTIVE QUARTERS OF EARNINGS, BUT MISSES ANNUAL REVENUE GUIDANCE NUMBER

PITTSBURGH, PA., FEBRUARY 1, 2005 -- ServiceWare Technologies, Inc. (OTC Bulletin Board: SVCW), a provider of knowledge-powered support solutions, announced today that revenue and earnings for its year ended December 31, 2004 will be below the company's expectations. Revenue for the 2004 year is expected to be approximately $12 million, with an operating loss and a net loss of approximately $1.6 million.

Actual year end results are anticipated to be reported on February 9, 2005.

Kent Heyman, president and chief executive officer of ServiceWare Technologies stated, "This lower than expected revenue number results primarily from the loss of one major transaction which we had hoped would close prior to year end as well as the accounting treatment of the initial net proceeds from our successful patent enforcement program, in the amount of approximately $1.2 million, as other income rather than revenue. Despite this unanticipated revenue shortfall, we ended 2004 on a very positive note for ServiceWare. At the start of the year, we set out to achieve many goals, which included revenue growth, profitability, patent enforcement, merger and acquisition activity, increasing our sales force, and the strengthening of our balance sheet. We are proud to report that we achieved virtually every milestone of our strategic plan, increasing our cash balance from $1.4 million to nearly $11 million in cash and investments, eliminating almost $3 million in debt and increasing our market capitalization from $14 million to approximately $27 million."

Heyman commented further, "Additional positive milestones achieved during the year include posting the company's first-ever EBITDA positive year, concluding the year with 3 consecutive quarters of positive earnings, and signing 26 new customers during the year. I am proud to report that these types of positive results could not have been achieved without the dedication and hard work of the entire ServiceWare team. Their total focus and commitment to re-energizing our company is directly reflected by these positive outcomes."

"Perhaps the most significant outcome of 2004 is our pending merger with Kanisa, which has been very well received by industry analysts and customers alike. This merger will position us as a leader in the knowledge management market. It will effectively double the size of our organization and, with the substantial synergies realized from the combination, we are anticipating profitability almost from the outset. We also believe that we can achieve an accelerated closing of the merger, which is now expected to occur during the month of February, 2005. We foresee that as a whole, we will be healthier, stronger, and better able to service our clients while enhancing our ability to grow our top and bottom line. We are looking forward to reporting our audited results for the 2004 year as well as an overall review of our

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expectations in 2005 in due course. We expect to host a series of institutional investor meetings regarding our financial results and the ServiceWare-Kanisa merger on February 16, 2005," Heyman concluded.

ABOUT SERVICEWARE TECHNOLOGIES, INC.

ServiceWare Technologies, Inc. is a provider of knowledge-powered applications for customer service and IT support. ServiceWare empowers organizations to deliver superior service while reducing costs. ServiceWare's problem resolution software, ServiceWare Enterprise(TM), enables agents and end-users to quickly find accurate and consistent answers to even the most complex problems - in the call center, help desk or via Web self-service. ServiceWare's patented self-learning and organizing search technology, the Cognitive Processor(R), adapts based on usage. Its easy-to-use knowledge management tools allow agents to access both structured and unstructured knowledge sources and contribute new solutions in the workflow, ensuring a robust knowledge base solution. Leading organizations have implemented ServiceWare software, including EDS, H&R Block, Cingular Wireless, Green Mountain Energy, Reuters and QUALCOMM. Learn more today by visiting http://www.serviceware.com or call 1.800.572.5748. Outside North America, call our international office at +(44) 01280.82.6345.

                                       ###

SmartMiner, ServiceWare Enterprise, ServiceWare Express, ServiceWare Self-Service, ServiceWare Agent, ServiceWare Professional, ServiceWare Architect, ServiceWare Administrator, ServiceWare Executive Dashboard, ServiceWare Forums and Cognitive Processor are trademarks of ServiceWare Technologies, Inc. All other trademarks are properties of their respective owners.

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, statements in this press release that are not historical facts, including those statements that refer to ServiceWare's plans, prospects, expectations, strategies, intentions, hopes and beliefs and the expected benefits of the use of ServiceWare's products are forward-looking statements. These forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially from those projected as a result of risks and uncertainties including, but not limited to, risks related to the success of the announced merger with Kanisa or the likelihood of a successful closing of the transaction in a timely manner, the potential efficiencies that may be created as a result of a merger with Kanisa, revenue expectations with or without the addition of Kanisa's revenues, ServiceWare's software strategy, fluctuations in customer demand, performance of outside distributors and resellers, use of the Web as a delivery vehicle for customer support solutions, risks resulting from new product introductions, integration of acquired products with current offerings, and customer acceptance of new products, rapid technological change, risks associated with competition, continued growth in the use of the Internet, ServiceWare's ability to retain and increase revenue from existing customers and to execute agreements with new customers, unforeseen expenses, ServiceWare's ability to attract and retain qualified personnel and to secure necessary financing for its operations and business development, and other market conditions and risks detailed from time to time in the company's Securities and Exchange Commission filings. Any forward-looking statements are based on information available to the company today and the company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information, or otherwise.